Exhibit 99.1

Chart Industries, Inc.	GTLS	2012 Fourth Quarter and Year-End Earnings Call	February 28, 2013 10:30 a.m. EST

PARTICIPANTS
Corporate Participants

Michael F. Biehl – Executive Vice President, CFO & Treasurer
Samuel F. Thomas – Chairman, President & Chief Executive Officer
Other Participants

Eric Stine – Analyst, Craig-Hallum Capital Group LLC
Jeff Spittel – Analyst, Global Hunter Securities LLC
Rob Brown – Analyst, Lake Street Capital Markets LLC
Chase Jacobson – Analyst, William Blair & Co. LLC
Greg McKinley – Analyst, Dougherty & Co. LLC
Jeff Osborne – Analyst, Stifel, Nicolaus & Co., Inc.
Randy Bhatia – Analyst, Capital One Southcoast, Inc.

MANAGEMENT DISCUSSION SECTION
Operator: Good morning and welcome to the Chart Industries Incorporated 2012 Fourth Quarter and Year-End Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there’ll be a question-and-answer session. As a reminder, today’s call is being recorded.

You should have already received the company’s earnings release that was issued earlier this morning. If you have not received the release, you may access it by visiting Chart’s website at www.chartindustries.com. A telephone replay of today’s broadcast will be available following the conclusion of the call until Friday, March 8. Replay information is contained in the company’s earnings release.

Before we begin, the company would like to remind you that statements made during this call that are not historical facts are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in the forward-looking statement.

For further information about important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, please refer to the information regarding forward-looking statements and risk factors included in the company’s earnings release and latest filings with the SEC. These filings are available through the Investor Relations section of the company’s website or through the SEC website, www.sec.gov. The company undertakes no obligation to update publicly or revise any forward-looking statements.

I would now like to turn the conference call over to Mr. Michael Biehl, Chart Industries’ Executive Vice President, CFO, and Treasurer. You maybe begin your conference.

Michael F. Biehl, EVP, CFO & Treasurer

Thank you, Karen. Good morning, everyone. I’d like to thank you all for joining us today. I’ll begin by giving you a brief overview of our fourth quarter and year-end results. Then, Sam Thomas, our Chairman, President and CEO, will provide highlights from 2012 and provide comments on current market and order trends we see in each of our business segments. I’ll then finish up by commenting on our outlook for 2013.

Reported net income for the fourth quarter of 2012 of $20.8 million, or $0.69 per diluted share, this includes restructuring cost of $4.5 million, or $0.11 per diluted share associated with the company’s acquisition of AirSep in our BioMedical segment. Earnings per share for the fourth quarter of 2012 would have been $0.80 per diluted share excluding these items. This compares to fourth quarter 2011 net income of $8.4 million, or $0.28 per diluted share.

Fourth quarter 2011 earnings would have been $0.51 per share excluding $9.5 million of refinancing and restructuring cost, largely associated with the redemption of the company’s senior subordinated notes and the integration of acquisitions at our BioMedical and Distribution & Storage segments.

For the year, net income was $71.3 million, or $2.36 per diluted share, compared to $44.1 million, or $1.47 per diluted share for the year 2011. Net income for 2012 would have been $2.50 per diluted share excluding $5.9 million or $0.14 per diluted share of acquisition-related costs. This represents 36% earnings growth over the adjusted earnings per share for 2011, which was $1.84 per diluted share excluding $15.7 million of refinancing and acquisition-related costs.

Sales for the quarter were $304 million and represented an increase of 38% compared to net sales of $220 million a year ago. The improvement is associated with strong end market trends at our E&C and D&S segments. AirSep attributed approximately $32 million of sales in the fourth quarter. Sales for the year were just over $1 billion, a new record for Chart, a 28% improvement over 2011 sales of $795 million.

Our gross profit for the quarter was $85.5 million, or 28.1% of sales, compared with $64 million or 29.1% of sales a year ago. Overall, improved product mix and better volumes in Energy & Chemicals (or “E&C”) and Distribution & Storage (or “D&S”), were offset by lower volume and mix at our BioMedical business in addition to a shift in geographic mix in our D&S business.

With respect to the E&C business, sales increased 70% to $95 million in the fourth quarter due to increased revenue on significant systems and brazed aluminum heat exchanger projects coming out of backlog.

Gross margins for this business improved to 31% in the fourth quarter, compared to 24.8% in the same quarter last year. Improved project mix, pricing and higher volume, particularly in our brazed aluminum heat exchanger business contributed to the margin improvement. In addition, several emergency short lead time projects that shipped during the fourth quarter of 2012, contributed 1.5% to E&C’s gross margin in the quarter.

In D&S, fourth quarter sales increased 22% year-over-year to $139 million, driven by growth in LNG equipment shipments, especially in Asia. Gross margins for D&S improved to 29.5% compared to 26.6% a year ago. Improved product mix, volume, pricing and lower material costs combined to completely offset changes in geographic mix as China LNG sales accelerated. We expect our China LNG sales in 2013 to be at better margins than in 2012 as we reap efficiency gains following our plant capacity expansion there.

In our BioMedical business, sales improved 41% to $70 million in the fourth quarter of 2012, compared with $50 million for the same quarter in 2011. This is primarily due to the AirSep acquisition, which closed at the end of August. The additional revenue from AirSep offset lower overall sales in respiratory therapy, which are being pressured by continued weakness in Europe and the impact of Medicare audit of physicians and the delay in announcing the winners of a competitive bidding process in the U.S.

BioMedical gross profit margin decreased to 21.5% in the quarter, compared with 39.9% for the same period of 2011. The decrease is primarily due to lower volume, additional restructuring charges related to the AirSep acquisition, and changes in product mix, with lower margin oxygen concentrators representing a much larger share of sales.

SG&A expenses for the quarter were $48 million, up $12.8 million from the same quarter a year ago. The increase was largely due to the AirSep acquisition and additional employee-related costs as we continue to grow the business. SG&A as a percentage of sales continued to decline to 15.8%, compared to 16% in the prior-year quarter, and is expected to continue to decline as a percentage of sales in 2013.

Net interest expense was $4 million for the fourth quarter, which included $2.3 million of non-cash accretion expense associated with the company’s 2% seven-year convertible notes. Therefore, cash interest for the fourth quarter was just $1.7 million. Net cash interest expense for the fourth quarter of 2011 was $1.8 million.

Income tax expense was $7.7 million for the fourth quarter and represented an effective tax rate of 26.7%, compared with $2.7 million for the prior year’s fourth quarter, or an effective tax rate of 24.8%. The full year effective tax rate for 2012 was 29.9%, which compares to 29.7% for 2011.

I’ll now turn the call over to Sam Thomas.
Samuel F. Thomas, Chairman, President & Chief Executive Officer

Thank you, Michael, and good morning, everyone. We had a great finish to 2012 which as Michael mentioned, was another record year for Chart, eclipsing the $1 billion revenue threshold. A record year in new orders was highlighted by strong end market growth, especially in LNG applications and natural gas processing, which has allowed us to launch major capacity expansion projects in both our E&C and D&S segment.

The $40 million LNG equipment order from PetroChina that we announced today highlights our end market growth and we’re uniquely positioned to address additional opportunities like this as they develop. We believe our customers will continue to have growing LNG equipment needs and we plan to be in position to meet that demand with high quality, safety and timely delivery.

We closed the acquisition of AirSep and continue to work on integration of this acquisition. Although current headwinds in Europe, as well as Medicare audits of physicians, coupled with a delay in announcing the winners in the competitive bidding process are impacting the business, we still believe in the long-term BioMedical growth opportunity and AirSep strengthens our position in the respiratory market.

The credit for the outstanding results in 2012 goes to our talented and hardworking employees. I’d like to thank all of them for their efforts and dedication to serving our customers with innovation, experience, and performance.

Let me comment on order levels in the fourth quarter and highlights for each of our business segments. Within our Energy & Chemicals business, we booked $62 million of orders in the fourth quarter, up 10% sequentially. Orders were solid across our markets with the exception of softness in the gas compression market in the U.S., which has impacted our air cooled heat exchanger business.

Base demand in our systems business and for brazed aluminum heat exchangers remain strong, especially for natural gas processing, ethane and LPG recovery applications. We expect this to continue as global energy demand grows with natural gas processing or natural gas, the largest portion of that supply.

Our brazed aluminum heat exchangers business continues to see strong order flow and had an especially strong December. The capacity expansion to add a fourth brazing furnace at our La Crosse, Wisconsin facility is under way and is expected to ramp up during the first quarter of 2014. In addition, we are making incremental throughput expansions during 2013. We continue to make good progress on large projects already in backlog, which is what drove E&C revenue growth this year or 2012. E&C is also benefiting from the LNG build-out in China supplying needed liquefaction equipment to drive LNG production there.

With respect to Distribution & Storage, fourth quarter orders of $151 million, represent 25% sequential growth and a new quarterly record for this group. Orders were especially strong in Asia led by the $40 million award from PetroChina to provide LNG transportable, self-contained fueling stations, storage tanks and vehicle tanks. The LNG infrastructure build-out in China continues to ramp as more engine choices are in full production and LNG liquefaction capacity comes on line.

We believe our success in capturing orders is due to our experience in delivering quality solutions with available capacity across the entire value chain.

In North America, investments in LNG-related applications remain at historically high levels. However, they are not accelerating at a pace many had predicted. We believe it’s due to a couple of factors. First, Cummins has delayed their 12-liter LNG-powered truck engine launch until mid-2013. This release was originally anticipated in 2012. Secondly, additional LNG liquefaction capacity is coming online at a slower pace than anticipated early in 2012. That said, the pure economics of switching to LNG, a cleaner, cheaper, and domestic energy source will continue to encourage market development. Our recent capacity additions and our plans for further expansion in 2013 will ensure that Chart remains well positioned to deliver on these opportunities. The build-out is moving forward and it’s our plan to be at the lead of delivering the needed infrastructure equipment.

The LNG growth story has been led by China and to a lesser extent, North America. But just recently, the European Union announced an ambitious package of measures to ensure the build-out of natural gas fueling stations across European ports and highways with common standards with their design and use. We expect this to provide additional opportunities for Chart in the future both for on-road applications and marine fueling infrastructure for river and open sea vessels. The long-term growth story for LNG has not diminished and the secular growth trend remains intact.

As we’ve talked about in the past, heavy-duty truck fueling is the near-term opportunity for Chart in the next several years. But we also expect strong demand within the three- to five-year timeframe for LNG storage and end-use equipment in oil and gas drilling, marine, rail, and industrial applications.

In our BioMedical segment, orders of $65 million in the fourth quarter represented 15% sequential growth. This growth is attributable to the acquisition of AirSep. The integration of AirSep is progressing. It gives us significant strategic advantages and has added some key technology to our portfolio. This acquisition extends BioMedical’s product offerings into a well-established stationary concentrator line, as well as high-growth leading portable oxygen concentrators.

We are focused on sales and marketing integration to leverage Chart’s global platform. The addition of commercial on-site oxygen generation for industrial applications is an exciting growth opportunity for Chart and complementary to both our Energy & Chemicals and Distribution & Storage businesses.

Overall, the impact of Medicare audits of physicians, delays in the competitive bidding process and budgetary concerns in the U.S. coupled with macroeconomic concerns in Europe continues to impact our BioMedical business. We do expect this business to begin to recover late in 2013 as the underlying need for our equipment has not diminished. We will continue to focus our efforts to expand geographically, to develop and release new products and improve our operating performance.

Michael will now provide you with our outlook for 2013.

Michael F. Biehl, EVP, CFO & Treasurer

Thanks, Sam. 2012 was another successful and record year for Chart and we entered 2013 with a substantial order backlog. Natural gas-related sales provided significant growth during 2012 and we expect those opportunities to continue, particularly in China and North America, but also to a growing degree elsewhere in the world including Europe.

The modest growth experienced in our industrial gas business in 2012 is expected to continue during 2013. Our BioMedical business will continue to be impacted by a slow European market and implementation of the Medicare competitive bidding process in the U.S.

Based on our current backlog and order expectations, net sales for 2013 are expected to be in the range of $1.2 billion to $1.3 billion and diluted earnings per share expected to be in the range of $2.90 to $3.30 per share, based on approximately 30.3 million weighted average shares outstanding. Included in our 2013 earnings estimates are approximately $0.10 per diluted share of anticipated restructuring charges, primarily for retention expense associated with the recently completed AirSep acquisition. Excluding these charges, earnings would be expected to fall in a range of $3.00 to $3.40 per share. We expect a full year effective tax rate in the 31% range.

Given our expansion projects underway, we would expect capital expenditures of $70 to $80 million during 2013, largely for the brazed aluminum heat exchanger expansion in La Crosse, Wisconsin and the large tank manufacturing facility being constructed at our New Prague, Minnesota location.

And I’d now like to open it up for questions. Karen, please provide instructions to the participants to be able to ask questions.

QUESTION AND ANSWER SECTION
Operator: Thank you. [Operator Instructions] Our first question comes from the line of Eric Stine from Craig-Hallum.

<Q – Eric Stine – Craig-Hallum Capital Group LLC>: Hi, Sam and Michael.

<A – Sam Thomas – Chart Industries, Inc.>: Good morning, Eric.

<Q – Eric Stine – Craig-Hallum Capital Group LLC>: Hi guys. Thanks for taking the questions. I’m wondering if we can just start on the PetroChina order, the $40 million. Just maybe provide some context of how that compares to their activity that you’ve seen over the last few years and there’s more clarity in the – in some of the other opportunities that you referenced earlier going forward?

<A – Sam Thomas – Chart Industries, Inc.>: Okay. Our business with PetroChina has been growing steadily with us serving a larger number of the various oil field operating regions that PetroChina operates in. We’ve probably sold upwards of $60 million worth of equipment to PetroChina over the past couple of years with it being a steady ramp. This particular order was notable in its size. We’ve sold numbers of these same pieces of equipment to them earlier in 2012. And they’re forecasting continued growth and use.

One of the key features of this is that with PetroChina, while we’ve built several large fixed stations, the majority of the work initially is going into these relatively small transportable stations which are used to establish fleets or to establish fueling locations on the highway. Ultimately, they’ll be replaced with permanent stations, and these stations will be moved to new locations.

So, it’s pretty exciting and it’s a strong commitment as to the growth in China. The economics of using LNG and the benefits to air quality are compelling. So, it’s pretty exciting going forward. We expect this equipment to be delivered primarily in the next two quarters.

<Q – Eric Stine – Craig-Hallum Capital Group LLC>: Okay. Are you seeing anything from your reference system additional opportunities whether it’s SinoPac or other companies in China?

<A – Sam Thomas – Chart Industries, Inc.>: We continue to work in expanding ourselves with all the various players in China with sales to virtually all of the players and discussions of expanding those sales with those players.

<Q – Eric Stine – Craig-Hallum Capital Group LLC>: Okay, that’s helpful. Maybe just quick on liquefaction, I know it’s been strong, but maybe not as rapid as you would’ve thought last year. I mean, are you still – I think you talked about expecting increased activities from some of the energy majors over the next 9 to 12 months, is that view changed at all?

<A – Sam Thomas – Chart Industries, Inc.>: No, it hasn’t. That’s still intact. Some of the early movers, the natural gas producers who we did a lot of work with on developing liquefaction projects had pulled back based on the collapse of natural gas prices and their own balance sheet challenges. We have seen the more broadly based energy majors with stronger balance sheets is not as dramatically affected by natural gas pricing. Moving forward, they tend to have more deliberate processes and it takes a little bit longer to get from concept through to purchase orders.

<Q – Eric Stine – Craig-Hallum Capital Group LLC>: Okay, all right. I guess we’ll look for that going forward. And let me just sneak in one more, just on BioMed, can you just touch on the margins a little bit, just how much of the restructuring hit the margin line and how we should think about margins there going through 2013? Thanks a lot.

<A – Michael Biehl – Chart Industries, Inc.>: About $1.9 million of it in 2012 hit the cost of sales line. The remainder of that piece was about $2.5 million that hit SG&A.

<A – Sam Thomas – Chart Industries, Inc.>: In terms of looking forward, it’s a challenging time. We made a significant-sized acquisition for Chart in this space almost simultaneously with a significant market pullback in the U.S. We’re a bit embarrassed about the timing of that, but we’re also working diligently to sort it out. There were a number of factors that contributed to the gross margin decline and the speed and timing of our recovery to historic levels. It’s a little bit fuzzy right now because we don’t know how quickly the market will recover, but we’re working diligently both on our cost base to improve margins, as well as looking closely to make sure that we capture appropriate market share as the market recovers.

Operator: Thank you. And our next question comes from the line of Jeff Spittel from Global Hunter Securities.

<Q – Jeff Spittel – Global Hunter Securities LLC>: Thanks. Good morning, Sam and Michael.

<A – Sam Thomas – Chart Industries, Inc.>: Good morning, Jeff.

<A – Michael Biehl – Chart Industries, Inc.>: Good morning, Jeff.

<Q – Jeff Spittel – Global Hunter Securities LLC>: Maybe can we start off with the order prognosis for E&C, maybe the rank order, what you see out there in terms of opportunities with regard to end-use applications? And is there anything in the 2013 pipeline potentially that’s of similar order of magnitude as the order that we just saw today.

<A – Sam Thomas – Chart Industries, Inc.>: Well, the PetroChina order was for Distribution & Storage LNG equipment. In terms of orders of similar magnitude, we are working on and having our pipeline a number of projects for ethylene production, PDH or propane dehydrogenation projects in $15 million to $40 million range. There are several integrated natural gas processing coupled with nitrogen rejection units and there are a number of smaller or mid-scale LNG liquefier opportunities that are all in our pipeline, expect to see orders or through the course of 2013/2014, but I keep getting educated on being careful about predicting when orders will hit.

<Q – Jeff Spittel – Global Hunter Securities LLC>: You and me both. Okay. That’s very encouraging now. And then I guess is we could shift gears from a modeling standpoint, you have a lot of moving parts, most of them sound pretty positive for both E&C and D&S. I know for E&C in particular, we’ve talked about low-30%s being a pretty reasonable expectation of a gross margin front for 2013; is that still what’s in play and is there anything we need to keep an eye on in terms of the quarterly progression there?

<A – Michael Biehl – Chart Industries, Inc.>: Yeah. I mean, it should be in the 29% to 30% range for E&C and some of it depends upon the type of projects that are rolling through or are rolling out of backlog each quarter which could have an impact on margin. And as you saw in the fourth quarter, emergency orders that went out added 1.5% for this quarter. So, we had those periodically. So, from a quarter standpoint, it’s pretty tough to predict that it’s going to be a level across the year. And as everybody has seen, it’s jumped around quite a bit.

<Q – Jeff Spittel – Global Hunter Securities LLC>: Okay. If I can squeeze in one more, the – we’ve heard a little bit about interest in LNG applications with conversions on drilling rigs in the United States, have you seen any indications of interest in that sort of technology?

<A – Sam Thomas – Chart Industries, Inc.>: Absolutely. We’ve been providing equipment for drill rigs, both on site re-gasification units, which are large trailers with integrated vaporization equipment on. So, they can supply those rigs. And we’re doing work and had a number of development projects to move that over to fracking which tends to be significantly more energy-intensive. So, you have to get more LNG into a tighter space. Both of those seem very positive; active projects, active orders, potential for significant additional orders, primarily North American-based or exclusively North American-based at the moment. But we also expect to see that move outside the U.S. in a couple of years’ time.

<Q – Jeff Spittel – Global Hunter Securities LLC>: Sounds good. Thank you, gentlemen. Congrats on a nice quarter.

<A – Sam Thomas – Chart Industries, Inc.>: Thank you.

Operator: Thank you. And our next question comes from the line of Rob Brown from Lake Street Capital.

<Q – Rob Brown – Lake Street Capital Markets LLC>: Good morning.

<A – Sam Thomas – Chart Industries, Inc.>: Good morning, Rob.

<A – Michael Biehl – Chart Industries, Inc.>: Good morning, Rob.

<Q – Rob Brown – Lake Street Capital Markets LLC>: My question is on the European market. You talked about starting to see signs there. Could you give us a sense on how you see that market developing, sort of what areas sort of developed first and then maybe a sense on how your position is in that market? I know you have manufacturing capacity there, but give us a sense in the market position you have and how it’ll develop.

<A – Sam Thomas – Chart Industries, Inc.>: Okay. We’ve been a supplier of LNG storage, equipment storage systems. Marine transport bunkering solutions, in other words, both LNG tanks for new ships particularly ferries, as well as the dock side or quay side refueling stations for them, as well as the infrastructure to deliver fuel to them.

Primarily in Scandinavia, mostly in Norway, we continue to have a strong position. We’ve also sold a number of LNG municipal bus and truck refueling stations in both Western Europe as well as Poland. We’ve had some participation increasing efforts for LNG fueling in Spain, UK, and Netherlands. The cost differential, the economic driver in Europe, because of the relatively high gas prices – natural gas prices, has not been as compelling. However, from the environmental side, the commitment to clean energy is ramping up interest in Europe significantly because everyone discovering some of the hidden cost of other non-fossil fuel clean energy alternatives.

So, what we see happening is increasing commitment and work. A lot of it’s being done as feasibility studies or early studies with orders to come for us, an accelerating pace through 2013 and 2014. It is promising to know that we’re working with virtually all of the significant European truck and marine engine manufacturers on LNG solutions for their equipment. There is, perhaps, accelerating even faster than in the U.S. and in China, a development to use LNG in marine applications both for coastal shipping and for river transportation. So, I think that’s very positive. So, I would put the overall European conversion at a couple of years behind the U.S., similarly to my positioning of the U.S. being a couple of years behind China. But this acceleration of interest on marine applications and the historic lead of Europe in setting marine engineering standards could mean that Europe comes to the forefront within a couple of years on those particular heavy-duty applications. So, watch this space.

<Q – Rob Brown – Lake Street Capital Markets LLC>: Okay, good. And then on the D&S margins, I think you said they should sort of stabilize and maybe improve here, but could you give us a sense of how the D&S margins will look in 2013?

<A – Michael Biehl – Chart Industries, Inc.>: Probably, it should be sort of in the high 20%s. Right now, with China growing pretty rapidly during the year and which is at a lower margin, we should be able to balance that out with U.S. products. So – but overall, it should average about 29 – I’d say the 29% range.

<Q – Rob Brown – Lake Street Capital Markets LLC>: Okay, great. Thank you.

Operator: Thank you. And our next question comes from the line of Chase Jacobson from William Blair.

<Q – Chase Jacobson – William Blair & Co. LLC>: Hi. Good morning.

<A – Michael Biehl – Chart Industries, Inc.>: Good morning.

<A – Sam Thomas – Chart Industries, Inc.>: Good morning.

<Q – Chase Jacobson – William Blair & Co. LLC>: Have a question on the large U.S. LNG projects that are out there. It seems like a lot of these projects, they’re down in the Gulf Coast that have been proposed, they’re making pretty good progress and I think there’s an increasing likelihood that we’ll get some or maybe get some non-FTA export licenses by the end of the year. And it seems that that lines up pretty well with the timing of your new facility coming online. Can you just talk about your position on any of those projects?

<A – Sam Thomas – Chart Industries, Inc.>: Yeah. We’re involved in lots of discussions at various stages from initial queries through to being close to – hopefully, close to winning orders. Of the announced projects, we’re represented on both those processes – both projects where we have opportunities on those projects, which are announced as using the ConocoPhillips Cascade Process if they’re a large-scale LNG. We’ve also been a supplier to Shell for their MMLS, Moveable Modular Liquefaction System, which they had recently announced as the planned technology for the Elba Island, Savannah, Georgia facility.

So, overall, I would say, we’re – we have opportunities on roughly 50% of the projects that are announced, but it’s a fluid situation, yet you have to remember the export licenses applications, because it’s a somewhat speculative project at the moment, are in advance of making – of doing full field studies and commitments to technology and suppliers.

<Q – Chase Jacobson – William Blair & Co. LLC>: Great. Okay. That’s very helpful. In terms of the competition on those projects, one of your competitors is also building a new facility is a more competitive than you would thought or do you think it is kind of like a preferred partnerships on a – preferred bidders on some of those?

<A – Sam Thomas – Chart Industries, Inc.>: There is the full spectrum.

<Q – Chase Jacobson – William Blair & Co. LLC>: Okay.

<A – Sam Thomas – Chart Industries, Inc.>: I think it’s fair to say that in this industry as in most industries is when people sense opportunities there’s plenty of competition about. Based on our historic success in winning orders and being represented and continuing to put effort into it and having what I believe is a good reputation in this industry, I think that we’ll be well represented.

<Q – Chase Jacobson – William Blair & Co. LLC>: Okay. And then just one more, Michael, you mentioned, I think positive product mix in both E&C and D&S in the quarter and I think it had been the other way around the last couple of quarters. Could you give any numbers as to the mixes within those segments?

<A – Sam Thomas – Chart Industries, Inc.>: There’s an awful lot of moving pieces...

<A – Michael Biehl – Chart Industries, Inc.>: Yes. It’s just that we don’t have...

<A – Sam Thomas – Chart Industries, Inc.>: We can’t give you too much color.

<A – Michael Biehl – Chart Industries, Inc.>: ...exact numbers, but as you’ve indicated, Chase, the mix was more favorable and part of that was more brazed aluminum heat exchanger sales in [the] fourth quarter and those are our higher margin projects – products.

<Q – Chase Jacobson – William Blair & Co. LLC>: Okay.

<A – Sam Thomas – Chart Industries, Inc.>: And then our sense within D&S is that we’ve been successful at selling some of our proprietary products or more integrated systems which have tended to enable us to win higher margins. So, it’s very positive. It’s a trend that we’re working hard to extend.

<Q – Chase Jacobson – William Blair & Co. LLC>: Okay. Appreciate the color. Thanks a lot.

Operator: Thank you. And our next question comes from the line of Greg McKinley from Dougherty.

<Q – Greg McKinley – Dougherty & Co. LLC>: Yeah. Thank you. I just wonder if you could talk a little bit about your geographic revenue mix. Asia’s obviously been leading the way with LNG. How would you compare Asia revenues in 2012 versus 2011? And given your outlook for 2013, where do you see that moving?

<A – Sam Thomas – Chart Industries, Inc.>: Our revenues of products manufactured in China 2011 – or 2012 versus 2011 were up some 60%, 65%. And I would estimate that all the products shipped into China, and we’re including that manufactured in either Europe or the U.S., we probably saw a 50% growth in sales to China, 2012-2011.

<Q – Greg McKinley – Dougherty & Co. LLC>: Okay.

<A – Sam Thomas – Chart Industries, Inc.>: I would anticipate seeing a similar growth in 2013. You asked about the effect of that mix. Well, historically, the gross margin we’ve achieved of projects – products manufactured in China for the local China market having lower margins, we’re working very hard at increasing the sales of proprietary or new products on which we’re achieving margins comparable to what we achieve in the U.S. and Europe.

So, we’re very hopeful we’re going to continue to grow sales at a strong pace but that we’re also going to continue to improve our gross margin.

<Q – Greg McKinley – Dougherty & Co. LLC>: And on the margin front, how are – what are some of the attributes of these new products which makes them proprietary versus what other suppliers can provide in that market?

<A – Sam Thomas – Chart Industries, Inc.>: Well, as many people experienced, as many companies experienced, in China, our local Chinese competitors are very good at copying our products and offering them at lower prices, with market penetration pricing strategies. We’ve been successful at introducing products like our Orca LNG refueling stations, our modularized portable or transportable fueling stations that has been superior in performance, safety and reliability to that which our competitors have been able to copy. There are some patents associated with that. There’s also significant know-how associated with that.

We find, to the extent, that we’re able to offer products, which make the introduction of LNG safer and more reliable, has gotten good market acceptance. And we continue to invest to be able to enhance our products and meet specific market needs. We find that when we do that, we’re able not only to win orders but to win orders at better margins.

<Q – Greg McKinley – Dougherty & Co. LLC>: Okay. Can you share with us in terms of your backlog mix right now how you would – I guess within E&C and D&S combined, how you might split that into your different end markets, be it General Energy, Industrial or LNG-related applications and maybe how that LNG slice of the pie has changed from maybe this point a year ago?

<A – Sam Thomas – Chart Industries, Inc.>: Well, in terms of how much of our backlog is associated with Energy, compared to our 54% of sales, it probably represents something like 75% to 80% of our backlog. Remember, these projects tend to be bigger and have longer lead times.

<Q – Greg McKinley – Dougherty & Co. LLC>: Yes.

<A – Sam Thomas – Chart Industries, Inc.>: In terms of how much of it is associated with LNG, because there’s a significant amount of natural gas processing for petrochemical projects in our backlog, the LNG versus everything else mix would be something like 60% or – yes, something slightly over our sales to the energy industry.

<Q – Greg McKinley – Dougherty & Co. LLC>: Okay. All right. Thank you.

<A – Sam Thomas – Chart Industries, Inc.>: Thanks, Greg.

<A – Michael Biehl – Chart Industries, Inc.>: Thanks, Greg.

Operator: Thank you. And our next question comes from the line of Jeff Osborne from Stifel.

<Q – Jeff Osborne – Stifel, Nicolaus & Co., Inc.>: Hey. Good morning. Just a couple of quick questions on my end here. Congratulations on the strong results. What are the lead times on the heat exchangers now? You mentioned a couple rush orders in the fourth quarter, have those come in at all or did you folks just have some extra capacity?

<A – Sam Thomas – Chart Industries, Inc.>: We have been improving the throughput, the output of the plant. Lead times are still out in the one-year timeframe. We anticipate pulling that down over the course of this year and making a significant improvement in available capacity in the fourth – excuse me, in the first quarter of 2014.

In terms of having the ability and the open time to handle emergency replacements, I think that those opportunities exist because there has been a number of cases where our existing backlog that we have not been the on the critical path for our customers. In other words, other components of their projects are actually slowing down their need for our product, which opens up these time slots available to us to utilize for short-term emergency work or to ship priority.

<Q – Jeff Osborne – Stifel, Nicolaus & Co., Inc.>: Got you. I think in the past...

<A – Sam Thomas – Chart Industries, Inc.>: It’s an operational issue.

<Q – Jeff Osborne – Stifel, Nicolaus & Co., Inc.>: Right. I think in the past few quarters, you talked about 30% to 40% of the E&C mix coming from the larger, chunkier projects I assume, with that commentary that you just made that that percentage was lower this quarter that’s bringing up some of the capacity?

<A – Michael Biehl – Chart Industries, Inc.>: I don’t necessarily think it was lower. It – sometimes, juggling around different projects and if we can make a slot for this quick ships which are very attractive margins, 70%, 80% gross margin we’ll make an attempt to do that. And – but we have – based upon the timing of when some of these larger orders need to be delivered. It gives us a little bit of flexibility. They’re not a lot because where our capacity is currently at, but as we expand the capacity in 2014 and we should be able to handle more of those.

<Q – Jeff Osborne – Stifel, Nicolaus & Co., Inc.>: For sure. And then switching gears, the D&S side on the industrial gas business, in particular, you made some quite a bit of comments about Europe in response to a question. But in particular with that vertical, I think you’d highlighted that as an area of concern in recent quarters, in particular with Europe. But just any general comments about the U.S. and the health of the U.S. in European industrial gas market for you, folks.

<A – Sam Thomas – Chart Industries, Inc.>: Yeah, I think the general market view we get in Europe is that they’re bouncing along the bottom. There’s more optimism in Northern Europe, Germany, Scandinavia, the Netherlands than there is in Italy and Spain. We’ve, of course, been able to utilize our capacity in Europe for industrial and gas equipment globally. So, we’ve exported more from Europe, and it’s been actually very helpful to us at providing better lead times and availability of product to our customers on a global basis.

But the – in terms of our Western European and Central European customers, it’s bouncing along the bottom. We’re not going off the edge of the cliff. But no rapid recovery forecast and very much a situation of Northern Europe or the German-led economies seem to be much stronger than Southern European economies.

<Q – Jeff Osborne – Stifel, Nicolaus & Co., Inc.>: Got you.

<A – Sam Thomas – Chart Industries, Inc.>: In terms of the U.S., we’ve seen spotty demand up and down in our industrial gas business. We’re seeing positive comments from our largest industrial gas customers of their forecast going forward. But they are being cautious with capital spending. So, we’re taking a fairly conservative view as to what – as to how 2013 will unfold in the U.S. industrial gas business, but I would also say that we have capacity available to rapidly meet customer demand and we’re working very closely with our customers to make sure we get every opportunity to do that.

<Q – Jeff Osborne – Stifel, Nicolaus & Co., Inc.>: Good to hear. And then two quick housekeeping ones for Michael, what was depreciation in the quarter and then also how do we think about kind of an OpEx trajectory in the second half ahead of the expansion of capacity that you folks have in the Wisconsin and Minnesota, should we start ticking that up in Q3, Q4 ahead of those facility openings?

<A – Michael Biehl – Chart Industries, Inc.>: Regarding the latter question, the – in terms of the Wisconsin expansion, that really won’t be up and running until the beginning the fourth quarter of 2014. We’ll likely to start taking orders as we get into the latter half of the year. New Prague will be really up and running by midyear for large-tank capacity.

And the question on depreciation expense, we were about $4.8 million in depreciation expense in the fourth quarter and that compares to about $4.1 million for the prior quarter, and the $17.4 million for the year and $14.5 million for the prior year. Does that answer your question, Jeff?

<Q – Jeff Osborne – Stifel, Nicolaus & Co., Inc.>: That’s perfect. Thank you.

Operator: Thank you. [Operator Instructions] Our next question comes from the line of Randy Bhatia from Capital One Southcoast.

<Q – Randy Bhatia – Capital One Southcoast, Inc.>: Hi, guys. Thanks for taking my question.

<A – Michael Biehl – Chart Industries, Inc.>: Hi.

<Q – Randy Bhatia – Capital One Southcoast, Inc.>: I apologize if you gave this already, but can you tell me what’s your 2013 BioMed margin assumption is embedded in your EPS guidance?

<A – Michael Biehl – Chart Industries, Inc.>: It’s in the low 30%s, sort of low to mid-30%s, we think.

<Q – Randy Bhatia – Capital One Southcoast, Inc.>: So no real change from the last quarter’s commentary?

<A – Michael Biehl – Chart Industries, Inc.>: No, I mean right now it’s hard to call. It depends upon where this competitive bidding process goes and once they get it implemented then shake out in the industry in terms of suppliers, we would expect to see orders after that happens. But right now, our best sort of expectation is late in 2013, we’ll see that affect us in terms of additional orders in BioMed but it’s a start. It could come earlier but right now not sure that will happen.

<Q – Randy Bhatia – Capital One Southcoast, Inc.>: And then there’s been a lot of discussion on this call about the improvement in lead times, specifically, in E&C, and I guess also in D&S given the capacity expansions coming on line, what sort of efficiency gains can you guys realize in terms of orders and margins realistically once these – all these capacity expansions have hit their kind of run rate?

<A – Sam Thomas – Chart Industries, Inc.>: Well, an example, it varies by product. As everyone knows, the actual margins we achieve are very much dependent on the competitive intensity and how much proprietary content we have. In terms of what we’re looking for in efficiency improvements, I think our recent experience in putting on a large chunk of capacity in China is indicative where we were able to achieve, along with a lot of lean manufacturing efforts, something like a 20% to 25% improvement in productivity.

Now, it’s basically China was starting to – was starting from a lower base but we’re continually striving to significantly improve our productivity. These capacity additions are typically being done with increases in the level of automation and a significant focus on single-piece flow which are giving us very encouraging productivity improvements and the ability to have faster throughput in virtually all of our products.

So, generally, we’re pretty positive about this. And when we’re making capacity expansion, it’s not simply a matter of we’re going to add additional capacity and we’ll have the same cost base and the same throughput times, we’re looking to making significant improvements in our capabilities when we do these.

<Q – Randy Bhatia – Capital One Southcoast, Inc.>: Great, it’s very helpful. I appreciate it. Thanks a lot.

<A – Sam Thomas – Chart Industries, Inc.>: Thanks.

Operator: Thank you. If there are no further questions, I will now turn the call back to Sam Thomas for some concluding remarks.

Samuel F. Thomas, Chairman, President & Chief Executive Officer

Thank you. As I said earlier, this is an exciting time for Chart. We have a lot of opportunities. We also have lots of challenges. With respect to our BioMed business where we had a disappointing quarter as part of the integration of AirSep and some real market headwinds, I think we still feel very strongly that strategically we’re positioning ourselves very well to be successful in an attractive respiratory therapy market. But we have more headwinds than we anticipated with the timing of our acquisition. We’re all focused on that and have our heads down to improve the operation of that business throughout. And as the market recovers, which we know it will, we plan to be successful in growing our business there. So, we remain committed to the BioMed strategy and feel very confident that we can improve the operating results significantly.

The LNG story is very exciting, but I think none of you have any illusions about the challenge of calling the timing of a growing market when there are a number of moving pieces. We think that we have positioned and we’ll continue to position Chart to be a winner in this market growth. Having said that, we recognize that we have to be extraordinarily flexible and adaptive to meet customers’ requirements as they are developing and we’ve done that in the past and we feel very excited about the opportunities we’re working on with both existing customers and prospective customers on their ability to convert that into real profitable business.

So, thank you very much for participating in the call today and look forward to talking to you again soon. Thank you.

Operator: Ladies and gentlemen, thank you for your participation in today’s conference. This does conclude the program. And you may now disconnect. Everyone, have a good day.